-----------------------------
                                                             OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number 3235-0145
                                                   Expires: December 31, 2005
                                                   Estimated average burden
                                                   hours per response ..... 11
                                                   -----------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                            Ortec International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    68749B108
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 26, 2003
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Statement is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68749B108                    13G                 Page  2  of  9  Pages


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sargon Capital International Fund Ltd.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

      NUMBER OF                 2,407,159
        SHARES     -------------------------------------------------------------
     BENEFICIALLY          6    SHARED VOTING POWER
       OWNED BY
         EACH                   0
      REPORTING    -------------------------------------------------------------
        PERSON             7    SOLE DISPOSITIVE POWER
         WITH
                                2,407,159
                   -------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,407,159
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.4%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68749B108                    13G                 Page  3  of  9  Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sargon Capital, LLC
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

      NUMBER OF                 0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY          6    SHARED VOTING POWER
       OWNED BY
         EACH                   2,407,159
      REPORTING    -------------------------------------------------------------
        PERSON             7    SOLE DISPOSITIVE POWER
         WITH
                                0
                   -------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,407,159
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,407,159
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.4%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68749B108                    13G                 Page  4  of  9  Pages

--------------------------------------------------------------------------------


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ms. Margaret Chu
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

      NUMBER OF                 0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY          6    SHARED VOTING POWER
       OWNED BY
         EACH                   2,407,159
      REPORTING    -------------------------------------------------------------
        PERSON             7    SOLE DISPOSITIVE POWER
         WITH
                                0
                   -------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,407,159
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,407,159
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.4%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68749B108                    13G                 Page  5  of  9  Pages

--------------------------------------------------------------------------------


Item 1(a).        Name of Issuer:

                  Ortec International, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  3960 Broadway
                  New York, NY 10032

Item 2(a).        Name of Person Filing.
Item 2(b).        Address of Principal Business Office or, if None, Residence.
Item 2(c).        Citizenship.

                  Sargon  Capital   International   Fund  Ltd.  (the  "Reporting
                  Person")
                  c/o Sargon Capital, LLC
                  6 Louis Drive
                  Montville, NJ 07045
                  British Virgin Islands corporation

                  Sargon Capital, LLC (the "Investment Advisor")
                  6 Louis Drive
                  Montville, NJ 07045
                  Delaware limited liability company

                  Ms. Margaret Chu ("Ms. Chu")
                  Manager of the Investment Advisor
                  6 Louis Drive
                  Montville, NJ 07045
                  United States citizen

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.001 per share

Item 2(e).        CUSIP Number:

                  68749B108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable

CUSIP No. 68749B108                    13G                 Page  6  of  9  Pages

--------------------------------------------------------------------------------


Item 4.           Ownership.  As of February 26, 2003:

                  1.  The Reporting Person.

                  (a)      Amount beneficially owned: 2,407,159 shares of Common
                           Stock.

                  (b)      Percent of Class: 9.4%

                  (c)      Number of shares as to which such person has:

                           (i)      sole  power  to vote  or  direct  the  vote:
                                    2,407,159

                           (ii)     shared power to vote or direct the vote:  0

                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 2,407,159

                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 0

                  2.  The Investment Advisor - same as Ms. Chu, see below.

                  3.  Ms. Chu/

                  (a)      Amount beneficially owned: 2,407,159 shares of Common
                           Stock.

                  (b)      Percent of Class:  9.4%

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or direct the vote:  0

                           (ii)     shared  power to vote or  direct  the  vote:
                                    2,407,159

                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 0

                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 2,407,159

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person.

                  Not applicable.

CUSIP No. 68749B108                    13G                 Page  7  of  9  Pages

--------------------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  By signing below, the Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 68749B108                    13G                 Page  8  of  9  Pages

--------------------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of the Reporting Person's knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: March 4, 2003


                                        SARGON CAPITAL INTERNATIONAL FUND LTD.
                                        By:  Sargon Capital, LLC,
                                             its Investment Advisor


                                        By: /s/ Margaret Chu
                                            ------------------------------------
                                            Name:    Margaret Chu
                                            Title:   Manager


                                        SARGON CAPITAL, LLC


                                        By: /s/ Margaret Chu
                                            ------------------------------------
                                            Name:    Margaret Chu
                                            Title:   Manager


                                            /s/ Margaret Chu
                                            ------------------------------------
                                                Margaret Chu

CUSIP No. 68749B108                    13G                 Page  9  of  9  Pages

--------------------------------------------------------------------------------

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

This Agreement is filed as an exhibit to Schedule 13G being filed by Sargon Capital International Fund Ltd., Sargon Capital, LLC and Ms. Margaret Chu in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, which requires an agreement in writing indicating that the Schedule 13G to which this Agreement is attached is filed on behalf of the below-named companies, that they are each responsible for the timely filing of the Schedule 13G and any amendments thereto and for the completeness and accuracy of the information concerning such persons contained therein.


Dated:  March 4, 2003

                                        SARGON CAPITAL INTERNATIONAL FUND LTD.
                                        By:  Sargon Capital, LLC,
                                             its Investment Advisor


                                        By: /s/ Margaret Chu
                                            ------------------------------------
                                            Name:    Margaret Chu
                                            Title:   Manager


                                        SARGON CAPITAL, LLC


                                        By: /s/ Margaret Chu
                                            ------------------------------------
                                            Name:    Margaret Chu
                                            Title:   Manager


                                            /s/ Margaret Chu
                                            ------------------------------------
                                                Margaret Chu